EXHIBIT 10.17

THE NEW YORK TIMES COMPANY
2010 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into as of [GRANT DATE] (the “Grant Date”) between The New York Times Company, a corporation organized under the laws of the State of New York (the “Company”) and [PARTICIPANT NAME] (the “Participant”) pursuant to The New York Times Company 2010 Incentive Compensation Plan, as it may at any time hereafter be supplemented, modified, amended or restated (the “Plan”). Capitalized terms used in this document that are not otherwise defined have the meaning set forth in the Plan.
1.General. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant [NUMBER] restricted stock units (the “RSUs”). Each RSU represents the right to receive one Share on the terms and conditions set forth in this Agreement and in the Plan.
2.Vesting. Except as otherwise provided in Sections 4 and 5 below, the RSUs will vest in accordance with the vesting schedule set forth in the RSU Grant Detail made available electronically to the Participant on the Plan Website (as defined in Section 16 below) or otherwise (each such vesting date, a “Vesting Date”); provided that, the Participant is, on the applicable Vesting Date, and has been from the date of grant of the RSUs to the applicable Vesting Date, continuously employed by the Company or one of its Subsidiaries.
3.Delivery of Shares. The Shares subject to the RSUs will be transferred upon or as soon as practicable after (but no later than 60 days after) the applicable Vesting Date to a brokerage account in the name of the Participant maintained with the administrative services provider of the RSUs (such provider from time to time, the “Administrative Services Provider”).
4.Termination of Employment. Upon termination of a Participant’s employment with the Company and its Subsidiaries as described below, the RSUs will be treated in the manner described below.
(a)    Death or Disability: If a Participant’s employment with the Company and its Subsidiaries terminates by reason of the Participant’s (i) death or (ii) total disability (as defined by the terms of “The New York Times Companies Long-Term Disability Plan” or any successor long-term disability plan, whether or not the Participant is a participant in such long-term disability plan), all outstanding RSUs will vest and the Participant or his or her designated beneficiary will be entitled to receive the underlying Shares as soon as practicable thereafter (but no later than 60 days thereafter), subject to delayed delivery as may be required pursuant to Section 8.12 of the Plan.
(b)    Other Termination: Subject to Section 5 below, on any other termination of the Participant’s employment, all RSUs held by such Participant will be immediately forfeited and the Participant will not have any right to delivery of the underlying Shares.
5.Change in Control. If pursuant to action taken under Section 7 of the Plan, a Participant’s RSUs that are outstanding at the time of a Change in Control are not to remain outstanding following the Change in Control and are not to be substituted with a new equity award, then, subject to the requirements of Section 409A of the Code, all of the Shares subject to such RSUs will be delivered to the Participant immediately prior to such Change in Control. If the RSUs are to remain outstanding following the Change in Control or are to be substituted with a new equity award, then, subject to the requirements of Section 409A of the Code, the portion of the RSUs or substituted equity award that remains outstanding but unvested at the time of the Participant’s termination of employment within 12 months following a Change in Control will become fully vested immediately prior to such termination, unless such termination is on account of the Participant’s voluntary resignation, willful and gross misconduct or willful failure to perform services for his or her employer. To the extent RSUs vest immediately prior to the Participant’s termination of employment pursuant to the preceding sentence, the Participant will be entitled to receive the underlying Shares as soon as practicable (but no later than 60 days following termination), subject to delayed delivery as may be required pursuant to Section 8.12 of the Plan.
6.Rights as a Stockholder; Dividend Equivalents. The Participant will not have the rights of a stockholder of the Company with respect to Shares subject to the RSUs until such Shares are actually delivered to the Participant. However, the Company will pay to each Participant holding RSUs on the record date of any cash dividend, an amount, per RSU held, equal to the amount of the cash dividend declared and paid in respect of one Share. This dividend equivalent will be included in each such Participant’s regular compensation for the pay period during which the actual cash dividend is paid, and will be subject to applicable withholding taxes.
7.U.S. Federal, State and Local Income Withholding. The Participant is solely responsible for the satisfaction of all taxes that may arise in connection with the RSUs. For U.S. citizens and residents (“U.S. Taxpayers”), the Shares when delivered will be taxable to the Participant at their then fair market value as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation by reducing the number of Shares to be delivered to U.S. Taxpayers in an amount sufficient to satisfy the withholding obligations due (based on the fair market value of the Shares); provided however, that no Shares will be withheld with an aggregate value exceeding the minimum amount of tax required to be withheld by law unless otherwise determined by the Committee prior to such withholding. The remaining Shares will be transferred to a brokerage account in the name of the Participant. For purposes of this paragraph, fair market value means the closing price of the Shares, as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange (or such other national securities exchange on which the Shares may be listed at the time of determination), on the business day preceding the vesting date.
8.Section 409A. The RSUs are intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and interpreted in a manner that is consistent with and administered in accordance with Section 8.12 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
9.Company Policies. The RSUs, the underlying Shares, and any cash proceeds realized from the sale of such underlying Shares are subject to forfeiture or repayment to the Company pursuant to any “clawback” policy that the Company may have in place from time to time and are subject to any share trading policies and other policies that may be implemented by the Company from time to time.
10.No Right to Employment. Neither the grant of RSUs, nor any other action taken hereunder shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or service at any time.
11.Other Benefits. No amount accrued or paid under the RSUs will be deemed compensation for purposes of computing a Participant's benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.
12.Plan Provisions. The RSUs are being granted pursuant to the Plan, the terms of which are incorporated herein by reference, and will in all respects be interpreted in accordance the Plan. The grant and settlement of the RSUs are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan. The Committee shall have the authority to interpret and construe this Agreement, and the decisions of the

Committee shall be conclusive upon any question arising under this Agreement. In the event there is any express conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.
13.Amendment of this Agreement. The terms and conditions contained in this Agreement may be amended by the Committee, to the extent permitted by the Plan.
14.No Assignment. The RSUs may not be assigned or transferred by the Participant except to a Beneficiary in the event of the Participant’s death, to the extent that the RSUs survive the Participant’s death. Any other attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation with respect to the RSUs and under this Agreement. The Company may assign the RSUs and this Agreement in accordance with the Plan.
15.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
16.Plan Documents and Electronic Delivery. A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933 are available on the website maintained by the Administrative Services Provider (such website, the “Plan Website”). The Participant has been provided a link to the Plan Website. The Company may, in its sole discretion, deliver any additional documents related to the RSUs granted to the Participant under the Plan by electronic means and/or by making such documents accessible to the Participant via an online platform and require the Participant to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including the Administrative Services Provider.
17.Entire Agreement. This Agreement (including the Plan) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
18.Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

IN WITNESS WHEREOF, the Company has executed this Agreement effective as of the Grant Date.

THE NEW YORK TIMES COMPANY

The Participant’s receipt of the RSUs awarded under this Agreement constitutes the Participant’s acknowledgment that the Participant (a) accepts the RSUs described in this Agreement, (b) agrees to be bound by the terms of the Plan, including this Agreement and (c) agrees that all the decisions and determinations of the Board or the Committee shall be final and binding on the Participant and any other person having or claiming a right under this Award.
The Participant will be asked by the Company to acknowledge this Award through the Plan Website.

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